360 Funds 485BPOS

Exhibit 99(d)(2)

INVESTMENT ADVISORY AGREEMENT

This Agreement is entered into by 360 Funds, a Delaware statutory trust (the “Trust”) on behalf of the series listed on Exhibit A hereto (each, a “Fund”), and Pinnacle Wealth Advisors, Inc., an Oregon corporation (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has designated each Fund as a series of interests in the Trust; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) as of the date of this Agreement, and engages in the business of asset management;

WHEREAS, the Board has been advised that for at least three years after the closing of the transaction, at least 75% of the directors of the Trust cannot be “interested persons” of Pinnacle within the meaning of Section 2(a)(19) of the 1940 Act;

WHEREAS, the Board has reviewed the terms of the transaction, including that Pinnacle will retain the current portfolio managers and operations related ot the Funds’ management;

WHEREAS, the Board finds that the advisory fee rates and expense limitation arrangements under the New Advisory Agreement are the same as those under the current agreement; and

WHEREAS, the Trust desires to retain the Adviser to render certain investment management services to each Fund, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of the Investment Adviser

(a)          Services. The Adviser agrees to perform the following services (the “Services”) for the Trust, concerning each Fund listed on Exhibit A:

(1)       manage the investment and reinvestment of the assets of the Fund;

(2)       continuously review, supervise, and administer the investment program of the Fund;

(3)       determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) concerning the Fund;

(4)       provide the Trust and the Fund with records concerning the Adviser’s activities under this Agreement, which the Trust and the Fund are required to maintain; and

(5)       render regular reports to the Trust’s trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities.

The Adviser shall discharge the foregoing responsibilities subject to the oversight of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as outlined in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers, or employees of the Adviser or such other parties as the Adviser may determine from time to time.

(b)       Expenses and Personnel. The Adviser agrees, at its own expense or the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment, and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust shall pay all costs and expenses in connection with its operation.

(c)       Books and Records. All books and records prepared and maintained by the Adviser for the Trust and the Funds under this Agreement shall be the property of the Trust and the Funds, and, upon request therefor, the Adviser shall surrender to the Trust and the Funds such of the books and records so requested.

2.	Fund Transactions

The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund. For brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which combines price, quality of execution, and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or the overall responsibility of the Adviser to each Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Adviser will promptly communicate to the Trust’s officers and trustees such information relating to portfolio transactions as they may reasonably request.

3.	Compensation of the Adviser

Each Fund will pay the Adviser an investment advisory fee (the “Fee”), expressed as an annualized rate, as set forth in Exhibit A. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus or Statement of Additional Information, and shall be paid to the Adviser by the Fund within five days after such calculation.

4.	Status of Investment Adviser

The services of the Adviser to the Trust and each Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust and the Fund are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.	Permissible Interests

Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as trustees, stockholders or otherwise. The Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

6.	Limits of Liability of Adviser, Indemnification

The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. The Adviser shall not be liable for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty concerning the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Fund will indemnify the Adviser against and hold it harmless from any losses, claims, damages, liabilities, or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action, or suit not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was not liable because of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable because of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Trust who are neither “interested persons” of the Trust nor parties to the proceeding or (b) an independent legal counsel in a written opinion. The Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by the Adviser in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act. The Adviser shall provide the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. Any amounts payable by a Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Trust.

7.            Term. This Agreement will become effective upon its approval by the Funds’ shareholders at a special meeting called for that purpose, and shall remain in effect for an initial term of two years from that date. Thereafter, it will continue for annual terms so long as such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) and any other requirements under the 1940 Act; provided, however, that:

(a)       the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice of a decision to terminate this Agreement, either concerning the entire Agreement or any Fund listed on Exhibit A, by (i) a majority of the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the respective Fund(s);

(b)       the Adviser may, at any time and without the payment of penalty, terminate this Agreement upon 60 days’ notice to the Trust and the respective Fund(s);

(c)       the Agreement shall immediately terminate in the event of its “assignment” (as that term is defined by the 1940 Act and the rules thereunder); and

(d)       the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8.	Amendments

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust’s outstanding voting securities; provided, however, that this Agreement may be amended by the Trust and the Adviser to add new series or modify Exhibit A, consistent with Section 7 above.

9.	Applicable Law

This Agreement shall be construed following, and governed by, the laws of the State of Delaware.

10.	Representations, Warranties and Covenants

(a)       Adviser. The Adviser hereby represents, warrants and covenants to the Trust as follows: (i) the Adviser is a corporation duly organized and in good standing under the laws of the State of Oregon and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; (ii) the Adviser is, as of the date of this Agreement, registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement; and (iii) the Adviser has provided the Trust with all material information necessary to approve this Agreement and to prepare the registration statement and other documents for the Fund, that such information is accurate and complete, and the Adviser agrees that it will continue to provide the Trust with such accurate and complete information throughout the Term of this Agreement. In addition, the Adviser agrees to promptly provide the Trust with notice, as well as any related documentation reasonably requested by the Trust, upon:

(1)       any material change in the Adviser’s business or financial condition;

(2)       any event or occurrence known to the Adviser that would make information previously provided by the Adviser to the Trust untrue, whether such information was provided in connection with preparation of the Trust’s registration statement or otherwise;

(3)       the Adviser’s receipt of any deficiency letter, comment letter, or notice of any investigation from any regulator or other governmental authority to which the Adviser is subject;

(4)       any regulatory or civil lawsuits involving the Adviser alleging breach of fiduciary duty; or

(5)       any final judgments or settlements involving the Adviser and its provision of investment advisory services.

(b)          Trust. The Trust hereby represents, warrants and covenants to the Adviser as follows:

(1)       the Trust has been duly organized as a business trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms;

(2)       the Trust is registered as an investment company with the Securities and Exchange Commission under the 1940 Act;

(3)       shares of each Trust are registered for offer and sale to the public under the 1933 Act; and

(4)       such registrations will be kept in effect during the term of this Agreement.

11.	Structure of Agreement

The Trust is entering into this Agreement solely on behalf of each Fund set forth on Exhibit A, and (a) no breach of any term of this Agreement concerning any Fund shall create a right or obligation concerning any series of the Trust other than such Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to any Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the respective Fund.

12.	Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby, and, to this extent, the provisions of this Agreement shall be deemed severable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

	360 FUNDS		PINNACLE WEALTH ADVISORS, INC.

By:	/s/Randall Linscott	By:	/s/Aaron Christopherson
Name:	Randall Linscott	Name:	Aaron Christopherson
Title:	President	Title:	Owner

EXHIBIT A

Name of Fund	Annualized Investment Advisory Fee
IMS Capital Value Fund (IMSCX)	1.21%
IMS Strategic Income Fund (IMSIX)	1.26%